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                                 EXHIBIT (10a)


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement of The Travelers Separate Account QP for Variable Annuities (the "Fund") on Form N-4 (File No. 333-00165) of our report dated February 7, 1997, on our audit of the financial statements of the Fund, which report is included in the Fund's Annual Report for the period October
8, 1996 (date operations commenced) to December 31, 1996 which is incorporated by reference in this Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm as experts in accounting and auditing under the caption "Independent Accountants" in the Statement of Additional Information.



COOPERS & LYBRAND L.L.P.


Hartford, Connecticut
April 24, 1997